Exhibit 99.1

CONTACT:	Feinstein Kean Healthcare for GTC
GTC Biotherapeutics, Inc.	Biotherapeutics, Inc.
Thomas E. Newberry	Francesca DeVellis
Vice President, Corporate Communications	(617) 577-8110
(508) 370-5374

GTC BIOTHERAPEUTICS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

EMEA PROVIDES SCIENTIFIC ADVICE ON THE STUDY OF ATryn® IN DIC

FRAMINGHAM, MA – August 3, 2006 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the second quarter ended July 2, 2006, as well as receipt of the Scientific Advice of the European Medicines Agency, or EMEA, on a planned clinical program to study ATryn® as a treatment for disseminated intravascular coagulation, or DIC, associated with severe sepsis.

The total net loss for the quarter was $9.1 million, or $0.15 per share, compared with $7.1 million, or $0.15 per share, in the second quarter of 2005. The total net loss for the first six months of 2006 was $17.6 million, or $0.29 per share, compared to $15.2 million, or $0.33 per share, for the first six months of 2005.

“In early June, GTC reached an historic milestone in successfully obtaining a positive opinion from EMEA on our submission of ATryn® for marketing approval in Europe. Based on this positive opinion, the European Commission yesterday approved ATryn® for use throughout the European Union in patients with a hereditary antithrombin deficiency undergoing surgical procedures. We look forward to working with our European partner, LEO Pharma A/S, on the steps necessary to make the initial launch of this product on a country by country basis, currently planned to start in the second quarter of 2007. Importantly, we are also working with LEO to establish the European clinical program to examine the therapeutic potential of ATryn® as a treatment for DIC associated with severe sepsis,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “To ensure that we can expeditiously move forward to take advantage of being the first company to obtain a transgenic approval, we recently closed a registered equity placement with a group of investors. This has strengthened our balance sheet and prepares us to progress to additional milestones in our commercial development plans.”

European Scientific Advice and U.S. Clinical Progress

LEO Pharma has recently obtained Scientific Advice from the EMEA on the DIC clinical program. Scientific Advice is a non-public document that provides guidance that will be used to evaluate the data submitted in any subsequent application for market authorization. In accordance with this guidance, LEO plans to commence a phase II study by the end of 2006 to explore safety and efficacy, and establish appropriate dosing in preparation for a phase III study. The phase II study will be a comparative study performed in at least 200 patients with anticipated patient recruitment to occur over a period of twelve months starting from when the first patient enrolls.

DIC is the widespread formation of clots within blood vessels and is often associated with severe sepsis. In this indication, the infection and resulting septic condition consume much of the patient’s own antithrombin. This antithrombin deficiency then results in DIC. In addition to a number of research studies that support the potential therapeutic value of antithrombin for this indication, DIC is an approved indication for plasma-derived antithrombin in Japan. DIC occurs in an estimated 220,000 severe sepsis cases in the European Union each year, of which approximately 50% are fatal, representing a major unmet medical need of significant interest in critical care.

The design of the hereditary deficiency phase III study with ATryn® for the planned U.S. regulatory submission follows a review with the FDA of the clinical data generated for the European market authorization submission. There will be a total of 17 additional patients with hereditary antithrombin deficiency undergoing high risk procedures such as surgery and childbirth recruited for this phase III study. The results of this study will be combined with the 14 patients in the European study and compared to historical data from at least 35 patients that were previously treated with antithrombin derived from plasma sources.

Antithrombin is used in patients with hereditary deficiency to reduce the risk of the formation of a blood clot known as a deep vein thrombosis, or DVT, during high risk procedures. The primary endpoint of the U.S. study is based on the observation of clinical symptoms of a DVT together with the comparison to historical data.

The data on childbirth patients gathered in this phase III study for the U.S. is planned to be used in a subsequent filing with the EMEA in 2007 to request expansion of the approved label to include childbirth procedures in the European Union. Based on current estimates, enrollment of the last patient in this study is projected to occur before the end of the first quarter of 2007. A Biologics License Application in the U.S. is planned for submission within approximately six months of completion of enrollment in the phase III study.

Financial Results

Cash and marketable securities at July 2, 2006 totaled $19.4 million, a $16.8 million decrease compared to $36.2 million at January 1, 2006. The decrease includes a $2.4 million final repayment on a promissory note to Genzyme Corporation which was financed by the expanded term loan from GE Capital at the end of 2005. Exclusive of the effects of the promissory note repayment, $14.4 million of net cash and marketable securities was used in the first six months of 2006. The registered direct placement of stock and warrants, which was completed July 21, 2006, has subsequently provided approximately $16.2 million of additional cash, net of offering costs. After giving effect to the placement, the pro forma cash and marketable securities starting the third quarter would have been $35.6 million. The cash use for the remainder of 2006 is anticipated to be in the range of $7 million to $11 million, consistent with previous guidance. The rate of net cash use for the second half of the year is expected to be lower primarily due to anticipated payments from LEO for product that is being supplied to support the clinical program for the DIC indication as well as the $2 million milestone payment to be received as a result of European Commission approval.

Revenues for the second quarter were $0.4 million, a 59% decrease from the $1 million in the second quarter 2005. During the second quarter of 2006, approximately $1.4 million of cash received from Merrimack Pharmaceuticals for work in its MM-093 program and a $1 million milestone payment from LEO for obtaining the positive opinion were recorded to deferred revenue in accordance with our revenue recognition policy for multiple element arrangements. Revenues totaled $2.6 million for the first six months of 2006 compared to $2.3 million in the first six months of 2005, an increase of 12%. Reported revenues are expected to vary on a quarter-to-quarter basis due to the nature and timing of milestone-based research and development revenues.

Costs of revenue and operating expenses totaled $9.5 million in the second quarter, approximately 19% higher than the $8 million total in the second quarter 2005. Costs of revenue and operating expenses totaled $20.2 million in the first half of 2006, approximately 18% higher than the $17.2 million for the first half of 2005. The increases in the year to year comparisons were primarily driven by increased expenses in the ATryn® program associated with the manufacture of clinical material and execution of the US clinical trial, expansion of activities on our external program with Merrimack Pharmaceuticals, expenses associated with the implementation of SFAS 123R, which is the accounting guidance for “Share Based Payments”, and increased legal costs. These increases in the year to year comparison were partially offset by reduced expenses for the EMEA regulatory activities for ATryn®, lower expenses in the CD137 development program and reduced expenses on the external programs with Elan and Centocor, which were successfully completed in 2005.

The results per share were affected by an increase in the weighted average number of shares outstanding from 46.8 million shares for the second quarter 2005 to 61.4 million shares in the second quarter 2006. The weighted average number of shares outstanding increased from 45.8 million shares for the first six months of 2005 to 61.1 million shares in the first six months of 2006. The increases in the weighted average shares outstanding primarily reflect the issuance of approximately 21.4 million shares of common stock in three offerings during 2005. The gross proceeds to GTC from those offerings totaled approximately $35 million. GTC had approximately 61.4 million shares outstanding as of July 2, 2006. After giving effect to the July 2006 registered direct placement, GTC has approximately 73.4 million shares outstanding.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1- 800-599-9816. The dial-in number from outside the United States is 1-617-847-8705. The participant passcode is 24504992. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. The European Commission has granted market authorization for the use of ATryn® in patients with a hereditary antithrombin deficiency undergoing surgical procedures. In addition to the ATryn® program, GTC is developing a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors, and a malaria vaccine. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing and scope of the DIC clinical program, the anticipated timing for a European market launch of ATryn®, the planned submission for label expansion in Europe, the progress and prospects of ATryn® in the United States, and the expected cash to be used in 2006. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, the uncertainties associated with intellectual property, and the uncertainty that the Company will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.